Non-Employee Director Compensation Policy

TESSERA TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Effective July 1, 2013)

Non-employee members of the board of directors (the “Board”) of Tessera Technologies, Inc. (the “Company”) shall be eligible to receive cash and equity compensation effective as of July 1, 2013 (the “Effective Date”), as set forth in this Director Compensation Policy. The cash compensation and equity awards described in this Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash compensation or equity awards, unless such Non-Employee Director declines the receipt of such cash compensation or equity awards by written notice to the Chairman of the Board. This Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.
1.    Cash Compensation.
(a)     Annual Board Retainer: Each Non-Employee Director shall be eligible to receive an annual retainer of $35,000 for service on the Board.
(b)    Chairman and Committee Retainers: In addition, a Non-Employee Director serving as:
(i)     Chairman of the Board or Lead Independent Director, as applicable, shall be eligible to receive an additional annual retainer of $20,000 for such service;
(ii)     Chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $20,000 for such service;
(iii)     Members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $8,000 for such service;
(iv)     Chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $12,000 for such service;
(v)    Members (other than the chairman) of the Compensation Committee shall be eligible to receive an additional annual retainer of $6,000 for such service;
(vi)    Chairman of the Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $8,000 for such service; and
(vii)     Members (other than the chairman) of the Nominating and Governance Committee shall be eligible to receive an additional annual retainer of $4,000 for such service.
The foregoing annual retainer fees shall be paid in cash on a quarterly basis. Non-Employee directors elected or appointed during a quarter shall receive the full quarterly amount for the annual board retainer for the quarter in which they are elected or appointed. The chairman and committee retainers shall be prorated for any portion of a quarterly period served by a Non-Employee Directors on a committee, as the Chairman of the Board, or as a chairman of a committee of the Board.
2.    Equity Compensation. The Non-Employee Directors shall be automatically granted stock awards as provided in Section 11 of the Company’s Fifth Amended and Restated 2003 Equity Incentive Plan (as amended from time to time, the “Equity Plan”). Such stock awards shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board.